Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-62844) on Form S-8 of Elecsys Corporation of our report dated July 21, 2009 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Elecsys Corporation for the year ended April 30, 2009.

Kansas City, Missouri
July 21, 2009